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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                       Commission File Number:   2-78788
                                                              ----------------

                        California Commercial Bankshares
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            (Exact name of registrant as specified in its charter)

              4100 Newport Place, Newport Beach, California 92660
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, no par value
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           (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)  / /                  Rule 12h-3(b)(1)(i)  / /
   Rule 12g-4(a)(1)(ii) / /                  Rule 12h-3(b)(1)(ii) / /
   Rule 12g-4(a)(2)(i)  / /                  Rule 12h-3(b)(2)(i)  / /
   Rule 12g-4(a)(2)(ii) / /                  Rule 12h-3(b)(2)(ii) / /
                                             Rule 15d-6           /X/

     Approximate number of holders of record as of the certificate or notice date: -0-
     -------

     Pursuant to the requirements of the Securities Exchange Act of 1934 and Rule 15d-6 promulgated thereunder, Western Bancorp, a California corporation has caused this certification/notice to be signed on behalf of California Commercial Bankshares by the undersigned duly authorized person.


Date:  May 8, 1998     By /s/ Julius G. Christensen
     ---------------     ------------------------------------------------------
                         Julius G. Christensen, Executive Vice President,
                         General Counsel and Secretary